EXHIBIT 10.1

TERMINATION AGREEMENT

     THIS TERMINATION AGREEMENT (this “Termination Agreement ”), dated as of June 10th, 2010, but effective for all purposes as of May 21, 2010 (the “Effective Date ”), is made by and among ALPHA LASER AND ALPHA IMAGING, LLC, a Delaware limited liability company (the “ Company ”), AMERICAN TONERSERV CORP., a Delaware corporation (“ATS ” and together with the Company, the “ATS Parties”), MID-AMERICA ENVIRONMENTAL, LLC, an Indiana limited liability company (“MAE ”), ALPHA IMAGING SOLUTIONS LLC, an Indiana limited liability company (“AIS ” and together with MAE, “Alpha ”), SCOTT ALTHAUS, JASON ALTHAUS, and AARON ALTHAUS (individually, “Principal ” and collectively, “ Principals” and together with Alpha, the “Alpha Parties ”).

RECITALS

A. The Company, Alpha and the Principals have entered into that certain Asset Purchase Option Agreement, dated effective as of April 15, 2009 (the “Option Agreement”), pursuant to which (i) Alpha granted the Company an option (the “Option ”) to purchase all of the assets of Alpha used in MAE’s operation of the business of providing printing supplies and service and AIS’s operation of the business of selling and servicing copiers (such businesses, collectively, the “Business ”); (ii) the Company issued (A) that certain Promissory Note dated April 15, 2009 in the principal amount of $337,800 (the “Long-term Note ”); and that certain Promissory Note dated April 15, 2009 in the principal amount of $111,800 (the “Contingent Note ” and together with the Long-term Note, the “Notes ”); (iii) ATS and Alpha entered into that certain Independent Sales Partner Agreement, dated effective as of April 15, 2009 (the “ISP Agreement ”); (iv) the Company and the Principals entered into a series of Employment Agreements, each dated effective as of April 15, 2009 (collectively, the “Employment Agreements”); and (v) ATS and the Principals entered into a series of Offer Letters, each dated April 15, 2009 (collectively, the “Offer Letters ” and together with the Option Agreement, the ISP Agreement, and the Employment Agreements, the “Agreements ”).

B. The Company has decided not to exercise the Option and the parties desire to provide for an orderly termination of the Agreements and the Notes on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing recitals and mutual covenants and conditions contained herein, the parties agree as follows:

AGREEMENT

     1. Definitions . Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

     2. Termination . Each of the Agreements and the Notes are hereby terminated and are of no further force and effect. Without limiting the generality of the foregoing, except as otherwise provided in this Termination Agreement, from and after the Effective Date, none of the parties shall have any obligation to any other party under any of the Agreements, the Notes, or any other agreements or understandings of the parties hereto, whether written or oral. Specifically, the parties agree that this Termination Agreement terminates each Employment Agreement and all obligations thereunder, with the intent that such termination does not constitute termination without cause or otherwise entitle a Principal to payment of severance or any other amounts thereunder unless otherwise required by this Termination Agreement or by law.

     3. Survival . Notwithstanding Section 2 hereof, (i) Section 6.1(b) (Confidentiality) of the Option Agreement shall survive the termination thereof; and (ii) Section 5 (Restrictive Covenants) of the ISP Agreement shall survive the termination thereof, except, however, that paragraph B (Non-Competition) of Section 5 of the ISP Agreement is hereby terminated, and provided further, that nothing contained in paragraph C (Non-Solicitation of Employees) of Section 5 of the ISP Agreement shall be construed as preventing the Alpha Parties from employing any individual currently working at the Evansville, Indiana business location of the Alpha Parties, even if such individual may have been considered to have been an employee or independent contractor of any of the ATS Parties for any reason.

     4. Non - Solicitation of Customers . For a period of three (3) years from the Effective Date, the ATS Parties will not, directly or indirectly, whether alone or with any other person, (a) contact, solicit, take away or endeavor to take away, any person or entity who was a customer of the Alpha Parties prior to entering into the ISP Agreement, or any customer procured by the Alpha Parties for the Company during the term of the ISP Agreement.

     5. Financial Transition . The parties shall have the following obligations in connection with the transition of the Business from the Company to Alpha:

     (a) Accounts Receivable and Accounts Payable . The ATS Parties and Alpha Parties together shall use their commercially reasonable efforts to promptly collect all accounts receivable of the Business (the "Final Receivables "). The ATS Parties shall apply all of the Final Receivables actually collected to the payment of all accounts payable of the Business as of the Effective Date (the " Final Payables "), as promptly as possible. The Collected Amounts shall be used exclusively for the payment of the Final Payables in such manner and priority as may be reasonably requested by the Alpha Parties, until such time that the Final Payables balance is zero ($0.00), after which the Collected Amounts will be used at the discretion of the ATS Parties. The Alpha Parties shall not assume any liability for payment of the Final Payables. The agreed value of the Final Receivables and Final Payables are set forth opposite the words "AR" and "AP" on Exhibit A attached hereto.

     (b) Inventory . The ATS Parties shall, and do hereby, transfer and assign to the Alpha Parties all of the inventory of the Business held by the Company as of the Effective Date. The agreed value of such inventory is set forth opposite the words “Inventory Value on Books” on Exhibit A attached hereto.

     (c) Certain Expenses . The Alpha Parties shall be responsible for payroll, payroll taxes, employee benefits, and unreimbursed employee expenses of the Business solely for the period from May 21st , 2010, through and including the Effective Date, not to exceed Nineteen

Thousand Five Hundred Dollars ($19,500.00), the estimated amount set forth opposite the word “Certain Expenses” on Exhibit A attached hereto.

     6. Use of Name . On the Effective Date, the ATS Parties shall discontinue using the name “Alpha Laser and Alpha Imaging” and any confusingly similar name. The ATS Parties do hereby transfer and assign to the Alpha Parties all right, title, and interest in and to the name “Alpha Laser and Imaging.”

     7. Retained Items . The Alpha Parties shall retain the “Closing Stock” as defined in the Option Agreement and any and all payments previously made by any of the ATS Parties to any of the Alpha Parties under any of the Notes or Agreements.

             8. Mutual Release .

     (a) Alpha Parties’ Release . Except for obligations created by this Agreement, each of the Alpha Parties, on behalf of themselves and their respective Affiliates (as defined below), hereby forever releases and discharges the ATS Parties and their respective Affiliates from any and all Claims (as defined below), whether known or unknown or suspected or unsuspected, that any of the Alpha Parties now has or at any time had from the beginning of time to the Effective Date, arising from, related to, or in connection with the Option, the Agreements, the Notes, the Business or its operations.

     (b) The ATS Parties’ Release . Except for obligations created by this Agreement, each of the ATS Parties, on behalf of themselves and their respective Affiliates, hereby forever release and discharge each of the Alpha Parties and their respective Affiliates from any and all Claims, whether known or unknown or suspected or unsuspected, that any of the ATS Parties now has or at any time had from the beginning of time to the Effective Date, arising from, related to, or in connection with the Option, the Agreements, the Notes, the Business or its operations.

     (c) Unknown Claims . The parties hereto acknowledge that they understand that the mutual general release in this Section 5 is a full and final release applying not only to all Claims that are presently known, anticipated, or disclosed, but also to all Claims that are presently unknown, unanticipated, and undisclosed. The parties acknowledge that they are familiar with the provisions of section 1542 of the California Civil Code, and they expressly waive any and all rights each of them have thereunder and under any other statute, law, or rule of any jurisdiction to similar effect. Section 1542 currently provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

     (d) No Assignment or Transfer . Each party hereby represents and warrants that no portion of any Claim released pursuant to this Section 5, nor any portion of any recovery or settlement to which such party might have been entitled, has been assigned or transferred to any other person or entity in any manner whatsoever, including without limitation, by way of subrogation, operation of law, or otherwise.

     (e) Indemnification . In consideration of the mutual releases contained in this Section 5, (i) the Alpha Parties shall indemnify, defend, and hold the ATS Parties harmless from any and all Claims subject to the release in this Section 5 which may ever be asserted by any person, administrators, executors, or heirs; and (ii) the ATS Parties shall indemnify, defend, and hold the Alpha Parties harmless from any and all Claims subject to the release in this Section 5 which may ever be asserted by any person, administrators, executors, or heirs.

     (f) Definitions . As used in this Section 5, the following terms shall have the following meaning:

     (1) “Affiliates ” shall mean any and all beneficiaries, agents, officers, directors, shareholders, principals, employees, representatives, parents, subsidiaries, affiliates, partners, general partners, managing partners, successors or assigns of a party to this Agreement.

     (2) “Claims ” shall mean any and all claims, demands, causes of action, obligations, controversies, disputes, debts, damages, losses, and liabilities, including without limitation attorneys’ fees and expenses related thereto, including without limitation labor claims.

             9. Miscellaneous .

     (a) Further Assurances . Each party shall execute and deliver such papers, documents, and instruments, and perform such acts as are necessary or appropriate to implement the terms of this Termination Agreement and the intent of the parties hereto.

     (b) Headings . The titles and subtitles used in this Termination Agreement are used for convenience only and shall not be considered in construing or interpreting this Termination Agreement.

     (c) No Third Party Beneficiaries . Except as expressly provided herein, nothing in this Termination Agreement, express or implied, is intended to confer upon any party other than the parties hereto, or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Termination Agreement.

     (d) Governing Law; Jurisdiction . This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to the conflict of laws rules of such state. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any court of competent jurisdiction in Vanderburgh County, Indiana, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the full extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

     (e) Counterparts and Signature Pages . This Termination Agreement may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument. The exchange of copies of this Termination Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Termination Agreement as to the parties and may be used in lieu of the original Termination

Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Termination Agreement effective as of the Effective Date.

MAE:	COMPANY:

MID-AMERICA ENVIRONMENTAL,	ALPHA LASER AND ALPHA IMAGING, LLC,
LLC, an Indiana limited liability company	a Delaware limited liability company

	By:	AMERICAN TONERSERV CORP. ,
a Delaware corporation
By:/s/ Scott Althaus	Its:	Managing Member
Name: Scott Althaus
Title:Member/President
		By:	/s/ Charles E. Mache
Charles E. Mache
		Its:	President and CEO

AIS:	ATS:

ALPHA IMAGING SOLUTIONS LLC,	AMERICAN TONERSERV CORP. ,
an Indiana limited liability company	a Delaware corporation

By:/s/ Jason Althaus		By:	/s/ Charles E. Mache
Name: Jason Althaus			Charles E. Mache
Title: Member/VP of Sales		Its:	President and CEO

PRINCIPALS:

/s/ Scott Althaus
Scott Althaus

/s/ Jason Althaus
Jason Althaus

/s/ Aaron Althaus
Aaron Althaus

Exhibits :

A – Summary of Financial Transition